UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report:  January 27, 2009

MIDDLESEX WATER COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY	0-422	22-1114430
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
(Address of principal executive offices, including zip code)

(732)-634-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01.      Other Events

Announcement regarding Tidewater Utilities, Inc., a subsidiary of Middlesex Water Company, filing petition for an increase in rates as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY
(Registrant)

s/Kenneth J. Quinn
Kenneth J. Quinn
Vice President, General Counsel,
Secretary and Treasurer

Dated:    January 27, 2009

TIDEWATER UTILITIES FILES FOR RATE INCREASE

DOVER, DELAWARE – January 27, 2009 – Tidewater Utilities, Inc. (Tidewater) has filed a request with the Delaware Public Service Commission (PSC) for a 32.5% increase in base water rates, an overall increase of $6.4 million over current revenues, to cover costs of increased capital investment as well as increased operations and maintenance expenses such as electric power, water treatment and labor and benefits costs.  Approximately 5.25%, or $1.0 million, has already been implemented in rates through a Distribution System Improvement Charge (DSIC), which last went into effect January 1, 2009. The DSIC is a mechanism which allows water utilities to recover the fixed costs of critical water system improvements between base rate increases.
Since its last rate filing in April 2006, Tidewater has invested $26.7 million to upgrade or replace aging drinking water infrastructure and make improvements to keep pace with continued growth in its customer base.  Such improvements are needed to add reliability, additional supply, serve newer developments and address regulatory issues.
The Company plans to invest $7.8 million in necessary infrastructure in 2009.  Its capital program includes installing several interconnections between districts, which will allow for operational efficiencies. Also included are several fire protection projects and two plant upgrades to meet regulatory requirements.
Tidewater is proposing that interim rates be implemented with an initial increase 60 days after the filing of the request, subject to refund -- and the remainder when the final decision is rendered by the PSC.  The initial interim increase, when added to the existing DSIC, amounts to 12.79%.  If the full request is granted, a customer using a 5/8” water meter with water consumption of 15,000 gallons of water per quarter would see their quarterly bill increase from $128.96 to $172.42.
“We have delayed this request for rate relief as long as reasonably possible,” said Gerard L. Esposito, President of Tidewater Utilities, Inc.  “Tidewater has made considerable investments in drinking water infrastructure and has experienced significant increases in various commodity costs since our last filing nearly three years ago. Unfortunately, our filing for significant rate relief comes at a time when a number of our customers may be facing unprecedented economic challenges.  We are hopeful that our federal government’s plans for economic stimulus, and other initiatives identified to improve our national and local economies, will have a positive impact on our customers by the time this proceeding is concluded,” added Esposito.
Tidewater operates over 150 water and wastewater plants in Delaware for over 100,000 citizens. In 2008, the Company delivered more than 2.0 billion gallons of drinking water throughout its service area, which extends from lower New Castle County in the north of Delaware to Sussex County near the state's southern border with Maryland. Tidewater Utilities is the largest private water supplier south of the Chesapeake & Delaware Canal.
The Delaware Public Service Commission will next examine the rate proposal. Public hearings on the matter will be held in the Company’s service area where customers are welcome to comment on the filing request.

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Contact:
Gerard L. Esposito, President
Tidewater Utilities, Inc.  (302) 734-7500
or Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company (732) 638-7549